Exhibit 99.1

Ramaco Resources, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results

Company Release – March 19, 2019

●

Annual net income of $25.1 million, a $40 million positive swing up from a net loss of $15.4 million in 2017, and record annual Adjusted EBITDA of $42.2 million in 2018 up $51.5 million from a 2017 loss of $9.3 million.

●	Approximately 2.0 million tons committed with domestic and export customers for 2019 at both fixed and indexed prices with expected margins at our Elk Creek Complex of almost $50/ton
●	Exploration work at our low-vol Berwind met coal mine has defined the mining corridor
●	Substantially mitigated fourth quarter issues from the Elk Creek silo incident

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco,” “Ramaco Resources” or the “Company”) today reported annual net income of $25.1 million, or $0.62 per diluted share for the year ended December 31, 2018, as compared to a net loss of $15.4 million in 2017. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $42.2 million for the year ended December 31,2018, as compared with Adjusted EBITDA loss of $9.3 million in 2017.

For the fourth quarter of 2018, Ramaco reported net income of $3.4 million, or $0.08 per diluted share, compared with a net income of $6.2 million, or $0.15 per diluted share for the third quarter of 2018. The Company’s Adjusted EBITDA for the fourth quarter was $7.0 million compared with Adjusted EBITDA of $11.0 million for the third quarter of 2018.

Full Year 2018 Summary

Full year 2018 revenues of $227.6 million were up 273% over 2017. Company production was 1.8 million tons in 2018, compared to 0.5 million tons in 2017, an increase of 260%. Cash margins on Company produced and sold coal improved to a profit of $29 per ton in 2018 versus a loss of $7 per ton in 2017. Cash mine costs per ton on company produced and sold coal decreased by 14% to $63 in 2018 from $73 in 2017. Net income for 2018 was $25.1 million, compared to a net loss of $15.4 million in 2017 or an increase of $40.5 million. The Company’s Adjusted EBITDA was $42.2 million for 2018, compared with a loss of $9.3 million in 2017 for an increase of $51.5 million.

Fourth Quarter 2018 Summary

Fourth quarter 2018 revenues were $44.2 million, a decline of 29% compared to the third quarter of 2018, as the fourth quarter results were negatively impacted by the previously announced Elk Creek silo failure. Company production was 423,000 tons in the fourth quarter, compared to 449,000 tons in the third quarter. Cash margins on Company produced and sold coal however, improved by 12% from approximately $25 per ton in the third quarter to approximately $28 per ton in the fourth quarter. Cash mine costs per ton on Company produced and sold coal were $68 in the fourth quarter compared to $65 in the third quarter.

Randall Atkins, Ramaco Resources’ Executive Chairman and Chief Financial Officer remarked, “We were challenged by the silo failure at our Elk Creek mining complex in the middle of the fourth quarter, which caused us to idle our prep plant there for approximately three weeks starting in November 2018. Our fourth quarter results were impacted accordingly, but were much better than anticipated immediately after the silo failure. Sales volumes for the fourth quarter were down 32% compared to the third quarter. As we announced in December, our team successfully completed a temporary conveying system three weeks after the incident that allowed us to begin processing coal at approximately 80% of total plant capacity. We now expect to operate at full capacity in the second quarter of 2019.”

“Despite the fourth quarter, our year end 2018 results were extremely positive year over year in almost all financial and operating metrics. We had a $40.5 million positive swing in net income and over a $50 million increase in EBITDA. Both cash mining costs per ton and capital expenditure levels fell meaningfully, while production was up over 200%.”

Additional Financial Results

The Company ended the quarter with approximately $7.0 million of cash on hand, $10.7 million of accounts receivable and $26.4 million of availability under the Revolving Credit Facility. Free cash flow generated during 2019, as well as borrowings available through the Revolving Credit Facility, are expected to be used to fund working capital and capital expenditures.

In the fourth quarter of 2018, the Company recorded an income tax benefit of $1.3 million for an annual effective tax rate of approximately 0.5% for 2018. Cash taxes payable for 2018 were less than $0.4 million.

Capital expenditures totaled approximately $8.3 million during the fourth quarter of 2018. We ended 2018 with $48.1 million in capital expenditures for the full year, a decline from $75 million in 2017.

Operational Results

The exhibit below summarizes some of the key sales, production and financial metrics for the periods noted:

	Three months ended		Year ended
In thousands, except per ton amounts	December 31, 2018	September 30, 2018	December 31, 2018
Sales Volume
Company	315	510	1,721
Purchased	95	90	427
Total	410	600	2,148

Company Production
Elk Creek Mining Complex	408	422	1,669
Berwind Development Deep Mine	15	27	81
Total	423	449	1,750

Company Financial Metrics(a)
Average revenue per ton	$96	$90	$92
Average cash costs of coal sold	$68	$65	$63
Average cash margin per ton	$28	$25	$29

Elk Creek Financial Metrics(a)
Average revenue per ton	$94	$89	$90
Average cash costs of coal sold	$63	$64	$60
Average cash margin per ton	$31	$25	$30

Berwind Development Deep Mine Financial Metrics(a)
Average revenue per ton	$127	$114	$119
Average cash costs of coal sold	$144	$108	$127
Average cash margin per ton	$(17)	$6	$(8)

Purchased Coal Financial Metrics(a)
Average revenue per ton	$103	$101	$101
Average cash costs of coal sold	$97	$97	$95
Average cash margin per ton	$6	$4	$6

Capital Expenditures	$8,254	$12,405	$48,137

(a)   Excludes transportation.

2019 Outlook

“We are excited about Ramaco’s long-term prospects for growth, free cash flow generation and ultimately the ability to return cash to shareholders through regular dividends.” Randall Atkins said. “In 2019, we expect to produce 2.0 million tons of met coal at the midpoint of guidance, up approximately 14% from 2018 levels. We ended 2018 with overall average costs of roughly $63 per ton, allocated as $60 per ton average cost at Elk Creek and $127 per ton at our Berwind development mine.”

“In 2019, it will be important for investors to focus on the cost difference between the two complexes. At Berwind, we will still be in development mode in 2019, mining approximately 250,000 tons in thin seam conditions in the Pocahontas #3 seam, until we reach the thicker roughly 60” Pocahontas #4 low-vol coal seam by 2020. At full capacity, we expect Berwind mine costs to be closer to $80 per ton and  production at roughly 750,000 tons. At today’s pricing, we’d ultimately anticipate Berwind cash margins at that point to be similar to Elk Creek.”

“At Elk Creek, we expect costs this year in the mid-$60s per ton range, with the increase mainly caused by higher-sales related costs associated with improved sales realizations. As Berwind ramps up production, and Elk Creek continues to produce as expected, even without any proposed development activities, we hope to reach a 2.5 million ton annual production rate in 2020 which should increase to approximately 4.5 million tons by 2023 through investments in organic growth at our existing properties. As production increases, we anticipate exploring with our Board the possibility of returning cash to shareholders in the form of a recurring dividend.”

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “As we start 2019, we are very encouraged and anticipate a strong year. We look forward to eliminating the side effects of the silo collapse early in the year. On marketing, we have sold forward approximately 2.0 million tons domestically and for export at both fixed and indexed prices. Thus far our mine productivity levels at Elk Creek have been strong in 2019, however produced and sold tons have been negatively impacted by high inventories and limited plant capacity. We also expect currently budgeted 2019 capital expenditures to decline to roughly $35-40 million.”

“Our development mine at Berwind has overcome some geological issues encountered in 2018 and should complete its path to the low cost, thicker seam Pocahontas #4 seam by next year. Our confidence in reaching the bottom slope location at Berwind has substantially improved due to positive data obtained from drilling multiple horizontal long hole boreholes in advance of our projections in order to confirm that our mining route is free from sandstone.”

“We are also seeking opportunities to expand production. While our route to full production rate of roughly 4.5 million tons will be different than we originally modeled years ago, we indeed have a good roadmap of internal production and productivity enhancements to reach that level. Knox Creek is most likely our next development project due to positive results from our recent exploration work to define access to the Jawbone seam through the Tiller seam, where we project the potential for approximately 500,000 tons per year of additional High Vol A production. We also are exploring ways to increase throughput levels at the Elk Creek preparation plant by as much as 500,000 tons annually beyond its current nameplate capacity. If we did that, we would accelerate some of the permitted production at Elk Creek that we currently have projected in 2020 and 2021. We will continue examining both these opportunities as the year progresses.”

2019 Estimated Production, Sales, Cost and Capital Expenditure Guidance
(In thousands, except per ton amounts)
	2019 Guidance			2018 Actuals
Company Production
Elk Creek	1,600	-	1,900	1,669
Berwind Development Deep Mine	200	-	300	81
Total	1,800	-	2,200	1,750

Sales Mix
Metallurgical	1,900	-	2,250	2,066
Steam	100	-	150	82
	2,000	-	2,400	2,148
Cost Per Ton
Elk Creek	$63	-	$69	$60
Berwind Development Deep Mine	$115	-	$135	$127

Capital Expenditures	$35,000	-	$40,000	$48,137

Committed 2019 Sales Volume (a)
(In thousands, except per ton amounts)

	Volume	Average Price
Company:
Domestic, fixed priced	1,519	$113
Export, fixed priced	109	$122
Total, fixed priced	1,628	$113

Domestic, indexed	230
Export, indexed	116
Total, indexed priced	346
Total Committed Company Tons	1,974
(a) As of March 18, 2019

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Fourth Quarter Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, March 20, 2019 to present its results for the fourth quarter and full year 2018.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/odzd388y.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, anticipated revenues, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.

Consolidated Statements of Operations

	Three months ended
	December 31, 2018	September 30, 2018	December 31, 2017
In thousands, except per share amounts
Revenues	$44,187	$62,166	$24,019

Cost and expenses
Cost of sales (exclusive of items shown separately below)	34,958	49,406	21,374
Other operating costs and expenses	—	—	32
Asset retirement obligation accretion	123	123	101
Depreciation and amortization	3,682	3,348	1,819
Selling, general and administrative	3,399	3,485	3,350
Total cost and expenses	42,162	56,362	26,676

Operating income (loss)	2,025	5,804	(2,657)

Interest and dividend income	10	23	3
Other income	479	1,036	54
Interest expense	(456)	(589)	—

Income (loss) before taxes	2,058	6,274	(2,600)

Income tax expense (benefit)	(1,336)	63	—

Net income (loss)	$3,394	$6,211	$(2,600)

Basic and diluted earnings (loss) per share
Basic	$0.08	$0.15	$(0.07)
Diluted	$0.08	$0.15	$(0.07)

Weighted average common shares outstanding
Basic	40,082	40,082	37,578
Diluted	40,230	40,239	37,578

Ramaco Resources, Inc.

Consolidated Statements of Operations

	Years ended December 31,
In thousands, except per share amounts	2018	2017
Revenue
Coal sales	$227,574	$58,798
Coal processing	—	2,238
Total revenue	227,574	61,036
Cost and expenses
Cost of coal sales (exclusive of items shown separately below)	176,555	58,308
Cost of coal processing (exclusive of items shown separately below)	—	2,213
Other operating costs and expenses	—	258
Asset retirement obligation accretion	494	405
Depreciation and amortization	12,423	3,154
Selling, general and administrative	14,006	12,591
Total cost and expenses	203,478	76,929
Operating income (loss)	24,096	(15,893)
Interest and dividend income	36	295
Other income	2,518	204
Interest expense	(1,463)	(23)
Income (loss) before tax	25,187	(15,417)
Income tax expense	113	—
Net income (loss)	$25,074	$(15,417)

Earnings (loss) per common share
Basic earnings (loss) per share	$0.63	$(0.41)
Diluted earnings (loss) per share	$0.62	$(0.41)

Basic weighted average shares outstanding	40,039	37,578
Diluted weighted average shares outstanding	40,263	37,578

Ramaco Resources, Inc.

Consolidated Balance Sheets

	December 31,
In thousands	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,951	$5,934
Short-term investments	—	5,200
Accounts receivable	10,729	7,166
Inventories	14,185	10,058
Prepaid expenses	3,154	1,104
Total current assets	35,019	29,462

Property, plant and equipment – net	149,205	115,451

Advanced coal royalties	3,045	2,867
Other	975	318
Total Assets	$188,244	$148,098

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$16,393	$19,533
Accrued expenses	8,094	2,821
Asset retirement obligations	71	71
Current portion of long-term debt	5,000	—
Financed insurance payable	287	—
Total current liabilities	29,845	22,425
Asset retirement obligations	12,707	12,276
Long-term debt	4,474	—
Deferred tax liability	109	—
Total liabilities	47,135	34,701

Commitments and contingencies	—	—

Stockholders' Equity
Common stock	401	396
Additional paid-in capital	150,926	148,293
Accumulated deficit	(10,218)	(35,292)
Total equity	141,109	113,397
Total Liabilities and Stockholders' Equity	$188,244	$148,098

Ramaco Resources, Inc.

Statement of Cash Flows

	Years ended December 31,
In thousands	2018	2017
Cash flows from operating activities
Net income (loss)	$25,074	$(15,417)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	494	405
Depreciation and amortization	12,423	3,154
Amortization of debt issuance costs	569	—
Costs associated with abandoned offering	—	—
Equity-based compensation	2,638	2,820
Deferred income taxes	109	—
Changes in operating assets and liabilities:
Accounts receivable	(3,563)	(6,251)
Prepaid expenses	(774)	(715)
Inventories	(4,127)	(8,539)
Other assets	(835)	(1,114)
Accounts payable	(1,521)	15,535
Accrued expenses	5,551	1,369
Net cash from operating activities	36,038	(8,753)

Cash flow from investing activities:
Acquisition of Knox Creek	—	—
Purchases of property, plant and equipment	(48,137)	(75,039)
Purchase of investment securities	—	—
Proceeds from maturities of investment securities	5,200	55,237
Net cash from investing activities	(42,937)	(19,802)

Cash flows from financing activities
Proceeds from notes payable	13,000	—
Proceeds from notes payable - related party	3,000	—
Proceeds from borrowings	15,424	—
Payments of debt issuance cost	(569)
Repayment of notes payable	(13,000)	(500)
Repayment of notes payable - related party	(3,000)
Repayments of borrowings	(5,950)	—
Proceeds from issuance of common stock	—	47,709
Payments of equity offering costs	—	(1,756)
Proceeds from issuance of Series A preferred units	—	—
Offering costs for Series A preferred units	—	—
Advances from Ramaco Coal, LLC	—	—
Repayments to Ramaco Coal, LLC	—	(10,629)
Repayments of financed insurance payable	(989)	(127)
Payment of distributions	—	(5,405)
Contributed capital from members	—	—
Net cash from financing activities	7,916	29,292

Net change in cash and cash equivalents	1,017	737
Cash and cash equivalents, beginning of year	5,934	5,197
Cash and cash equivalents, end of year	$6,951	$5,934

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$3,394	$6,211	$(2,600)
Depreciation and amortization	3,682	3,348	1,819
Interest and dividend income, net	446	566	(3)
Income taxes	(1,336)	63	—
EBITDA	6,186	10,188	(784)
Equity-based compensation	698	695	355
Accretion of asset retirement obligation	123	123	101
Adjusted EBITDA	$7,007	$11,006	$(328)

	Year ended December 31,
	2018	2017
(In thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$25,074	$(15,417)
Depreciation and amortization	12,423	3,154
Interest expense (income), net	1,427	(272)
Income taxes	113	—
EBITDA	39,037	(12,535)
Equity-based compensation	2,638	2,820
Accretion of asset retirement obligation	494	405
Adjusted EBITDA	$42,169	$(9,310)

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenues less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as it enables investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenues and cost of sales under U.S. GAAP. The tables below show how we calculate Non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three Months December 31, 2018			Three Months September 30, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Revenues (a)	$33,342	$10,845	$44,187	$51,963	$10,203	$62,166
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	3,108	1,013	4,121	6,185	1,091	7,276
Non-GAAP revenues (FOB mine)	$30,234	$9,832	$40,066	$45,778	$9,112	$54,890
Tons sold	315	95	410	510	90	600
Revenues per ton sold (FOB mine)	$96	$103	$98	$90	$101	$91

	Year Ended December 31, 2018
	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Revenues (a)	$179,078	$48,496	$227,574
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	21,281	5,276	26,557
Non-GAAP revenues (FOB mine)	$157,797	$43,220	$201,017
Tons sold	1,721	427	2,148
Revenues per ton sold (FOB mine)	$92	$101	$94

	Three Months December 31, 2018			Three Months September 30, 2018
	Elk Creek	Berwind	Total Company Produced	Elk Creek	Berwind	Total Company Produced
(In thousands, except per ton amounts)
Revenues (a)	$30,886	$2,456	$33,342	$49,128	$2,785	$51,913
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	2,930	178	3,108	5,918	267	6,185
Non-GAAP revenues (FOB mine)	$27,956	$2,278	$30,234	$43,210	$2,518	$45,728
Tons sold	297	18	315	488	22	510
Revenues per ton sold (FOB mine)	$94	$127	$96	$89	$114	$90

	Year Ended December 31, 2018
	Elk Creek	Berwind	Total Company Produced
(In thousands, except per ton amounts)
Revenues (a)	$169,959	$9,119	$179,078
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	20,428	853	21,281
Non-GAAP revenues (FOB mine)	$149,531	$8,266	$157,797
Tons sold	1,652	69	1,721
Revenues per ton sold (FOB mine)	$90	$119	$92

Non-GAAP cash cost per ton

	Three months ended December 31, 2018			Three months ended September 30, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Cost of sales(a)	$24,521	$10,437	$34,958	$39,584	$9,823	$49,407
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	3,049	1,197	4,246	6,227	1,116	7,343
Non-GAAP cash cost of coal sales	$21,472	$9,240	$30,712	$33,357	$8,707	$42,064
Tons sold	315	95	410	510	90	600
Cash cost per ton sold	$68	$97	$75	$65	$97	$70

	Year ended December 31, 2018
	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Cost of sales(a)	$130,326	$46,229	$176,555
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	21,787	5,613	27,400
Non-GAAP cash cost of coal sales	$108,539	$40,616	$149,155
Tons sold	1,721	427	2,148
Cash cost per ton sold	$63	$95	$69

	Three months ended December 31, 2018			Three months ended September 30, 2018
	Elk Creek	Berwind	Total Company Produced	Elk Creek	Berwind	Total Company Produced
(In thousands, except per ton amounts)
Cost of sales(a)	$21,747	$2,774	$24,521	$36,946	$2,638	$39,584
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	2,875	174	3,049	5,958	269	6,227
Non-GAAP cash cost of coal sales	$18,872	$2,600	$21,472	$30,988	$2,369	$33,357
Tons sold	297	18	315	488	22	510
Cash cost per ton sold	$63	$144	$68	$64	$108	$65

	Year ended December 31, 2018
	Elk Creek	Berwind	Total Company Produced
(In thousands, except per ton amounts)
Cost of sales(a)	$120,655	$9,671	$130,326
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	20,913	874	21,787
Non-GAAP cash cost of coal sales	$99,742	$8,797	$108,539
Tons sold	1,652	69	1,721
Cash cost per ton sold	$60	$127	$63

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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